Exhibit 23

EMBARQ CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-134017) of our report dated June 27, 2007, relating to the financial statements of the Embarq Corporation Employee Stock Purchase Plan as of December 31, 2006, and for the period then ended included in this Annual Report on Form 11-K. It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 2006, or performed any audit procedures subsequent to the date of our report.

/s/ Mayer Hoffman McCann P.C.

Leawood, Kansas

June 27, 2007